Exhibit 10.22
Employment Outline
For
Tim O’Sullivan
Senior FX Dealer

1.	Salary	$130,000

2.	Bonus	Part of the trading bonus pool, if company generates sufficient profit. Amount available for year 2000 is 10% of all trading revenues less all expenses except advertising. Actual dollar amount given to an individual trader will be at management’s discretion. Factors in determining specific trader’s amount will be: trader’s P&L, amount of risk taken, teamwork and other value added given to the firm.

3.	Options	80,000 out of a current 10,000,000 shares outstanding following GAIN’s first completed venture round. Strike price to be set between $.80 - $1.10 per share. Three year vest — straight line (ie. You get 1/3 of your options on your first anniversary date). After closing, you will receive a detailed option agreement. Your options are part of an employee options pool that covers yourself and all other GAIN employees. The grant of options will be subject to approval by the Company’s Board of Directors. On top of the 15% employee pool dilution, GAIN will actively be looking for a strategic partner(s) to invest in GAIN and give us additional credibility. This amount is likely to be at least 10% of existing shares.

4.	Right to Purchase Preferred Stock	Before the second closing of GAIN’s first venture round, you also have the ability to purchase 40,000 shares of participating preferred stock at a price of $1.10 each. In connection with the purchase of preferred stock, you will be required to execute documents customary for transactions of this nature, together with a voting agreement.

5.	Benefits	At this time we are anticipating health insurance 75% funded by GAIN, long- term disability insurance (60% of salary after 180 days), short-term disability insurance, life insurance (equal to salary), workman’s compensation, and a 401k package.

6.	Legal	All GAIN employees must sign a confidentiality, non-compete and non-hire agreement. All GAIN employees are employees at will.

7.	Vacation	Three weeks per year. All vacations during the first 6 months of the year 2000 must be approved in advance by the CEO.
     This offer shall terminate if not signed by both parties.

/s/ Mark E. Galant	/s/ Tim O’Sullivan
Mark E. Galant	Tim O’Sullivan
CEO

March 8, 2000	March 8, 2000
Date	Date